Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:  Jim Wise (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY

REPORTS SECOND QUARTER 2005 EARNINGS

Alton, IL August 2, 2005 — Argosy Gaming Company (NYSE:AGY) today announced results for the three months ended June 30, 2005.  Diluted earnings per share (“EPS”) were $0.73 on net income of $21.7 million, as compared to EPS of $0.63 on net income of $18.6 million for the second quarter of 2004.  In the second quarter of 2004, Argosy and the City of Lawrenceburg entered into an agreement whereby by making a substantial capital investment at its Lawrenceburg property, Argosy would receive a reduction in its payments to the city by five million dollars annually for ten years.  In addition to reflecting the impact of this credit for the relevant quarter, the second quarter of 2004 also includes a $1.25 million credit, or $0.02 per share, for the first quarter of 2004.  The results of the second quarter of 2004 also include expenses of approximately $0.02 per share associated with the refinancing of the Company’s 10 ¾% notes due 2009.  On November 3, 2004, Argosy entered into a definitive merger agreement with Penn National Gaming, Inc. under which all outstanding shares of Argosy are to be acquired for $47 per share. Included in the results of the second quarter of 2005 are $0.02 per share of expenses associated with the proposed merger.

Net revenues for the second quarter of 2005 were $270.9 million, up 6.4% from second quarter 2004 net revenues of $254.6 million.  EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $68.7 million for the second quarter 2005, as compared to $66.2 million for the second quarter 2004.  At Argosy Casino Baton Rouge, net revenues increased 21%, from $21.5 million to $26.1 million, and EBITDA increased 35%, from $5.0 million to $6.8 million, in the second quarters of 2004 and 2005 respectively, in part due to visitors to the city for a bowling conference that concluded July 4.  In Sioux City, net revenues improved 24% and EBITDA increased 27% from the second quarter of 2004 to the same period of 2005 due to the addition of the renovated boat formally used at the Company’s Riverside property. Net revenues for the property were $13.7 million and EBITDA was $4.3 million in the second quarter of 2005, up from net revenues of $11.0 million and

EBITDA of $3.4 million in the second quarter of 2004.  The Company’s EBITDA margin (EBITDA as a percent of net revenues) was 25.4% for the second quarter of 2005, as compared to 26.0% for the same quarter in 2004.

Interest expense for the second quarter of 2005 was $14.3 million as compared to $16.6 million for the second quarter of 2004.  The reduction in interest expense was predominantly the result of a lower effective interest rate for the Company following a refinancing of the Company’s $675 million Revolving Credit Facility and Term Loan B in September of 2004 and a lower outstanding balance on the Term Loan B.

For the six months ended June 30, 2005, net income was $43.0 million ($1.44 EPS) on net revenues of $541.9 million, compared to net income of $22.5 million ($0.76 EPS) on net revenues of $518.7 million for the same period in 2004.  For the six-month period ended June 30, 2004, results were negatively impacted by $0.52 per share in expenses related to the refinancing of the Company’s 10 ¾% notes.  Included in the six-month period ended June 30, 2005 were expenses related to the merger with Penn that negatively impacted results for the six months by $0.07.

Argosy reported that debt decreased from $803.2 million as of March 31, 2005 to $764.6 million as of June 30, 2005.  The Company spent $9.4 million in maintenance capital in the second quarter of 2005, for a total of $17.7 million for the first six months of the year.  Project capital for the second quarter of 2005 was $13.5 million, predominantly for the work on the replacement garage and new hotel at the Company’s Riverside property.

Pursuant to the merger agreement between Argosy and Penn, Argosy has agreed not to provide any guidance concerning its expected earnings or other performance. The transaction is still subject to certain regulatory approvals, and is expected to close in the third quarter of 2005.

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the mid-western and southern United States. Argosy owns and operates the Argosy Casino-Alton in Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicago-land market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.   These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,”   “foresees,” or other words or phrases of similar import.    Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•                                          competitive and general economic conditions in the markets in which the Company operates, including locations of competitors and legalization of gaming in new jurisdictions;

•                                          construction factors relating to the Company’s expansion projects, including delays, zoning issues, environmental restrictions, weather and other hazards, site access matters and building permit issues;

•                                          the ability to effectively implement operational changes at the Company’s properties; litigation outcomes, judicial actions and gaming legislative or regulatory agency actions (including obtaining the requisite approval of regulatory authorities for the proposed merger between Argosy and Penn National Gaming);

•                                          the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                                          changes in laws (including increased tax rates), regulations or accounting standards;

•                                          the effect of future legislation or regulatory changes on the Company’s operations (including legalization of gaming in new jurisdictions);

•                                          other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$274,192	$258,213	$549,175	$524,220
Admissions	5,113	5,351	10,642	10,711
Food, beverage and other	28,590	25,958	56,888	52,418
	307,895	289,522	616,705	587,349
Less promotional allowances	(37,002)	(34,958)	(74,795)	(68,696)
Net revenues	270,893	254,564	541,910	518,653

Costs and expenses:
Gaming and admission taxes	96,007	90,013	191,833	181,591
Casino	30,875	31,179	62,406	63,753
Selling, general and administrative	44,438	37,925	88,604	82,101
Food, beverage and other	20,528	18,721	40,661	37,322
Other operating expenses	10,317	9,735	21,055	19,598
Depreciation and amortization	14,783	14,848	30,409	29,073
	216,948	202,421	434,968	413,438
Income from operations	53,945	52,143	106,942	105,215

Other income (expense):
Interest income	99	18	177	39
Interest expense	(14,298)	(16,594)	(28,951)	(34,645)
Expense on early retirement of debt	—	(763)	—	(26,040)
	(14,199)	(17,339)	(28,774)	(60,646)

Income before income taxes	39,746	34,804	78,168	44,569

Income tax expense	(18,087)	(16,221)	(35,185)	(22,026)

Net income	$21,659	$18,583	$42,983	$22,543

Basic income per share	$0.73	$0.63	$1.45	$0.77

Diluted income per share	$0.73	$0.63	$1.44	$0.76

Weighted average shares outstanding:

Basic	29,582,119	29,442,736	29,569,146	29,394,255

Diluted	29,873,947	29,666,772	29,865,111	29,629,305

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Argosy Casino - Alton	$28,022	$25,901	$56,328	$53,087
Argosy Casino - Riverside	38,229	36,963	78,016	75,201
Argosy Casino - Baton Rouge	23,506	20,939	48,027	42,634
Argosy Casino - Sioux City	14,241	11,397	27,987	23,083
Argosy Casino - Lawrenceburg	112,000	107,671	224,371	219,673
Empress Casino Joliet	58,194	55,342	114,446	110,542
Total	$274,192	$258,213	$549,175	$524,220

Net Revenues
Argosy Casino - Alton	$26,621	$24,590	$53,830	$50,634
Argosy Casino - Riverside	35,661	35,826	72,752	73,756
Argosy Casino - Baton Rouge	26,071	21,505	52,435	43,856
Argosy Casino - Sioux City	13,700	11,035	26,938	22,381
Argosy Casino - Lawrenceburg	111,932	108,049	224,627	220,982
Empress Casino Joliet	56,908	53,559	111,328	107,044
Total	$270,893	$254,564	$541,910	$518,653

Income (loss) from operations
Argosy Casino - Alton	$3,469	$2,426	$8,043	$5,584
Argosy Casino - Riverside	7,099	8,121	15,024	17,505
Argosy Casino - Baton Rouge	4,266	2,805	8,869	5,430
Argosy Casino - Sioux City	3,323	2,793	6,587	5,212
Argosy Casino - Lawrenceburg	33,182	33,722	66,394	66,838
Empress Casino Joliet	11,823	9,058	22,360	19,413
Corporate	(9,217)	(6,782)	(20,335)	(14,767)
Total	$53,945	$52,143	$106,942	$105,215

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO EBITDA (1)

(In Thousands, unaudited)

	Three months ended		Three months ended
	June 30, 2005		June 30, 2004
Net income (2)		$21,659		$18,583
Income tax expense		18,087		16,221
Interest expense, net		14,199		16,576

Depreciation and amortization expense:
Argosy Casino - Alton	$1,661		$1,608
Argosy Casino - Riverside	2,888		2,588
Argosy Casino - Baton Rouge	2,516		2,239
Argosy Casino - Sioux City	974		597
Argosy Casino - Lawrenceburg	3,680		3,583
Empress Casino Joliet	2,403		3,587
Corporate (3)	661		646
Total	14,783	14,783	14,848	14,848

EBITDA (1):
Argosy Casino - Alton	5,130		4,034
Argosy Casino - Riverside	9,987		10,709
Argosy Casino - Baton Rouge	6,782		5,044
Argosy Casino - Sioux City	4,297		3,390
Argosy Casino - Lawrenceburg	36,862		37,305
Empress Casino Joliet	14,226		12,645
Corporate (2) (3)	(8,556)		(6,899)
Total	$68,728	$68,728	$66,228	$66,228

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO EBITDA (1)

(In Thousands)

	Six months ended		Six months ended
	June 30, 2005		June 30, 2004
Net income (2)		$42,983		$22,543
Income tax expense		35,185		22,026
Interest expense, net		28,774		34,606

Depreciation and amortization expense:
Argosy Casino - Alton	$3,295		$3,160
Argosy Casino - Riverside	6,803		5,049
Argosy Casino - Baton Rouge	4,922		4,505
Argosy Casino - Sioux City	1,946		1,720
Argosy Casino - Lawrenceburg	7,381		6,995
Empress Casino Joliet	4,749		6,387
Corporate (3)	1,313		1,257
Total	30,409	30,409	29,073	29,073

EBITDA (1):
Argosy Casino - Alton	11,338		8,744
Argosy Casino - Riverside	21,827		22,554
Argosy Casino - Baton Rouge	13,791		9,935
Argosy Casino - Sioux City	8,533		6,932
Argosy Casino - Lawrenceburg	73,775		73,833
Empress Casino Joliet	27,109		25,800
Corporate (2) (3)	(19,022)		(39,550)
Total	$137,351	$137,351	$108,248	$108,248

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ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(in thousands)

(1)          “EBITDA” represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies and 3) is used as a basis for determining compliance with our credit facility.  Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as the primary measures of our properties’ performance, including the evaluation and compensation of operating personnel.  EBITDA should not be construed as an alternative to GAAP-based financial measures such as operating income, an indicator of our operating performance, or cash flows from operating activities, a measure of our liquidity.  We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors.  In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return.  We do not consider EBITDA in isolation.  Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2)          Includes $763 and $26,040 of pre-tax expense on early retirement of debt for the three and six months ended June 30, 2004.

(3)          Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand-alone business unit.  Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand-alone casino property.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2005	2004
	(unaudited)
Current assets:
Cash and cash equivalents	$74,751	$80,069
Accounts receivable, net	3,733	3,534
Income taxes receivable	1,029	8,705
Deferred income taxes	14,560	14,224
Other current assets	9,717	10,064
Total current assets	103,790	116,596

Net property and equipment	556,123	544,929
Other assets:
Deferred finance costs, net	18,010	19,576
Goodwill, net	727,470	727,470
Intangible assets, net	23,134	24,263
Other	9,066	5,622
Total other assets	777,680	776,931
Total assets	$1,437,593	$1,438,456
Current liabilities:
Accounts payable	$12,437	$10,032
Accrued payroll and related expenses	26,734	25,447
Accrued gaming and admission taxes	17,324	12,424
Other accrued liabilities	58,800	76,317
Accrued interest	17,458	17,627
Current maturities of long-term debt	2,607	2,512
Total current liabilities	135,360	144,359

Long-term debt	762,034	811,615
Deferred income taxes	120,015	107,794
Other long-term obligations	3,056	1,926

Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,590,702 and 29,553,772 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	296	296
Capital in excess of par	99,963	98,580
Retained earnings	316,869	273,886
Total stockholders’ equity	417,128	372,762
Total liabilities and stockholders’ equity	$1,437,593	$1,438,456